Exhibit 10.72

BDSI Performance Long Term Incentive Plan (the “Plan”)

1. RSUs allocated per Plan Participant. The Plan shall consist of Restricted Stock Units (as defined under the 2011 Plan) consisting of rights to acquire shares of the Company’s common stock (“Common Stock”). All Restricted Stock Units granted are under the Plan (the “Performance RSUs”) will be granted under the Company’s 2011 Equity Incentive Plan (as the same may be amended, supplemented or superseded from time to time, the “2011 Plan”) as “Performance Compensation Awards” under the 2011 Plan. The participants in the Plan, each of whom are and shall be either named executive officers or senior officers of the Company (the “Plan Participants”), and the number of Performance RSUs allocated to each Plan Participant are as follows:

Plan Participant	Number of RSUs*
Mark A. Sirgo	375,000
Frank O’Donnell	188,000
Andrew L. Finn	135,000
James A. McNulty	135,000
Niraj Vasisht	110,000
Albert J. Medwar	35,000

Total	978,000

*	An additional 100,000 Performance RSUs (for a total of 1,078,000 Performance RSUs under the Plan) is hereby reserved for issuance under the Plan to future named executive officers and/or senior officers of the Company (“Future Officers”). Subject to any required approval of the Committee or the Board, discretion is hereby granted to the Company’s Chief Executive Officer to include Performance RSUs as part of proposed compensation offers to Future Officers.

2. Calculation of Performance RSUs. The number of Performance RSUs shall be granted with reference to the 30-day volume weighted average price of the Company’s common stock as of the date of grant or such other permissible metrics as may be determined by the Committee.

3. Purpose and Term of Plan; Predefined Cumulative Revenue Target. The incentive of the Plan is to generate revenue for the Company. The term of the Plan shall begin with the Company’s fiscal year ended December 31, 2012 and last through the Company’s fiscal year ended December 31, 2019. The total cumulative revenue target for the entire term of the Plan is a predefined target as has been determined by the Committee in conjunction with the Company’s executive management (the “Predefined Cumulative Revenue”). The Predefined Cumulative Revenue may be adjusted by the Committee upon the occurrence of extraordinary corporate events during the term of the Plan (such as acquisitions by the Company of revenue generating businesses or assets). The Committee shall have the power and discretion to modify the Predefined Cumulative Revenue and Total Revenue (as defined below) to determine whether the revenue generated as a result of corporate events should be included as part of Predefined Cumulative Revenue.

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4. Vesting of Performance RSUs. Vesting of the Performance RSUs shall be determined as follows:

(a)	On an annual basis, as annual total revenue (as reported in the Company’s audited Consolidated Statement of Operations) is generated by the Company (“Total Revenue”), a milestone (a “Performance Goal” within the meaning of the 2011 Plan) will be achieved, and Performance RSUs for each Plan Participant will be subject to vesting accordingly on an annual basis. The number of Performance RSUs vesting per year shall be derived by (i) determining a percentage by dividing the Total Revenue generated on a cumulative basis since inception of the Plan by the Predefined Cumulative Revenue, then (ii) multiplying such percentage by the cumulative Performance RSUs, yielding the actual cumulative Performance RSUs to vest, and (iii) subtracting the actual cumulative Performance RSUs previously vested. Notwithstanding the foregoing, Total Revenue as reported in the Company’s Consolidated Statement of Operations will be reduced by: (i) for fiscal year 2012, milestone payments of $30 million and $15 million that were received by the Company from Endo Pharmaceuticals in January and May 2012, respectively, and (ii) $15.1 million in deferred revenue, in whichever fiscal year recognized, that is associated with the first commercial sale of BREAKYL in Europe by Meda AB. The aforementioned revenue reduction is equal to the deferred revenue relating to BREAKYL that is reported in the Company’s Form 10-Q for June 30, 2012.

(b)	The actual amount of Total Revenue used in the forgoing calculation will be the same as is reported in the Company’s Annual Report on Form 10-K with the Securities and Exchange Commission (the “Form 10-K”), as may be adjusted by the Committee in order to effectuate the purposes of the Plan. The Performance Period (as defined in the 2011 Plan) for purposes of compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended, shall end each year during the term of the Plan as of the date the Form 10-K is filed with the Securities and Exchange Commission.

(c)	Annual vesting of Performance RSUs shall be deemed to have occurred as of the filing date of the Form 10-K; provided, that the Committee may establish a program whereby Plan Participants may defer ownership of the shares of Common Stock receivable upon vesting of Performance RSUs as contemplated by Section 9(d)(ii) of the 2011 Plan.

(d)	Notwithstanding the vesting of the Performance RSUs set forth in 4(b) above, vesting of Performance RSUs shall accelerate upon a Change of Control (as defined in the 2011 Plan) in the following minimum amounts (or such greater amounts as may be determined by the Committee in its discretion):

(i)	if the Change of Control occurs on or prior to December 31, 2013 – 25% of the then unvested Performance RSUs shall automatically vest regardless of whether Total Revenue milestones have been achieved.

(ii)	if the Change of Control occurs after December 31, 2013 but prior to December 31, 2015 – 50% of the then unvested Performance RSUs shall automatically vest regardless of whether Total Revenue milestones have been achieved.

(iii)	if the Change of Control occurs after December 31, 2015 but on or prior to December 31, 2017 – 75% of the then unvested Performance RSUs shall automatically vest regardless of whether Total Revenue milestones have been achieved.

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(iv)	if the Change of Control occurs after December 31, 2017 but on or prior to December 31, 2019 – 100% of the then unvested Performance RSUs shall automatically vest regardless of whether Total Revenue milestones have been achieved.

4. Award Under 2011 Plan. This Plan shall be deemed an “Award” under the 2011 Plan, and written notice of such Award shall be provided by the Company’s Chief Executive Officer or Chairman of the Committee to each Plan Participant with respect to such Plan Participant’s grant.

5. Unvested Performance RSUs Return to Plan. Except in connection with a termination of the Plan in connection with a Change of Control, with respect to each Plan Participant, to the extent that Performance RSUs remain unvested at the time of the Plan Participant’s termination of service with the Company for any reason, such unvested Performance RSUs shall return to the Plan and be available for future issuance.

6. Net Issuance Program; Sales in Open Windows. Each Plan Participant shall be eligible to receive shares of Common Stock upon vesting of a Performance RSU on a “net issuance” basis via a program established by the Committee with a brokerage firm selected by the Committee. The net issuance program may be suspended by the Committee if the Company’s cash on hand precludes the prudent funding by the Company of such program. In addition, the Committee shall have the discretion to defer issuance of shares of Common Stock receivable upon the vesting of Performance RSUs in order to allow Plan Participants to orderly dispose of such shares of Common Stock during “open window” periods and otherwise in accordance with the Company’s Insider Trading Policy.

7. Amendments/Adjustments. The Committee shall have all powers under (but subject to the terms of) the 2011 Plan, the Committee’s Charter or otherwise to modify or amend the Plan, including upon recommendations made by the Company’s executive officers.

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